Amphenol	News Release

World Headquarters

358 Hall Avenue

P. O. Box 5030

Wallingford, CT 06492-7530

Telephone (203) 265-8900

FOR IMMEDIATE RELEASE

For Further Information:
Edward G. Jepsen
Executive Vice President and Chief Financial Officer
203/265-8650
www.amphenol.com

2003 THIRD QUARTER RESULTS

REPORTED BY AMPHENOL CORPORATION

Wallingford, Connecticut. October 15, 2003. Amphenol Corporation (NYSE-APH) reported today that third quarter 2003 diluted earnings per share increased 33% to $.64 compared to $.48 per share for the 2002 period.  Sales for the third quarter 2003 increased 17% to $314,798,000 compared to $268,115,000 for the 2002 period.  Currency translation had the effect of increasing sales by approximately $11.7 million in the third quarter 2003 compared to the 2002 period.

For the nine months ended September 30, 2003, diluted earnings per share before refinancing costs was $1.78 compared to $1.33 per share for the 2002 period.  Such per share amount for the nine month 2003 period excludes the one-time effect of expenses relating to the early extinguishment of debt in conjunction with the refinancing of the Company’s debt in the second quarter 2003.  Including such one-time expenses, diluted earnings per share for the nine months ended September 30, 2003 was $1.62.  Sales for the nine months ended September 30, 2003 were $897,465,000 compared to $794,956,000 for the 2002 period.  Currency translation had the effect of increasing sales by approximately $46.3 million for the nine month 2003 period when compared to the 2002 period.

Amphenol Chairman and CEO, Martin H. Loeffler, stated:  “I am extremely pleased with our third quarter results.  Sales were up 17% compared to last year’s third quarter.  The interconnect portion of our business, which represents 87% of our sales, was up a strong 18% over last year, and the growth was broad based across all of our end markets comprising mobile communications, computer/data communications, industrial, automotive and military/aerospace markets and the sales increase included all major geographic regions.  The excellent results reflect our continuing development of new application specific solutions and value added products for our customers as well as increasing our worldwide presence with the leading companies in our target markets.  The coaxial cable portion of our business, which is primarily for broadband cable television networks and represents 13% of our sales, was up 12% over a comparatively weak quarter in the prior year.”

“In addition to excellent overall top line growth, profitability and cash flow continued to be strong.  Earnings per share for the quarter, was up 33% over last year and represents the seventh consecutive quarterly increase.  The diluted earnings per share for the quarter of $.64 includes a charge of approximately $750,000, or $.01 per share, for the cost of the secondary offering completed in the third quarter this year.   Our operating income margin was a strong 16.6%, representing both a sequential and year-over-year increase.  Cash flow from operations was also excellent at $34.9 million for the quarter.  During the year, we have substantially reinvested the strong cash flow in the business and also reduced our outstanding debt by $73.0 million.”

“On the basis of the strong third quarter results, we are again revising upward our expectation for full year 2003 revenue growth from 9-12% to 13-15% and our full year 2003 EPS increase (excluding the one-time second quarter debt refinancing costs) from 25-30% to 31-33%, or an EPS expectation for the fourth quarter 2003 of $.64-$.68.  We caution that business conditions remain challenging and it continues to be difficult forecasting future results; however, we are encouraged by our strong position in excellent and diversified markets, our increasing presence with the major companies in these markets and some signs of general economic improvement.”

The Company will host a conference call to discuss its third quarter results at 9:00 AM (EST) October 16, 2003.  The toll free dial-in number to participate in this call is 888-658-8648; International dial-in number 630-395-0021; Passcode: Jepsen.  There will be a replay available until 6:00 PM (EST) on Monday, October 20, 2003.  The toll free replay dial-in number is 800-666-0517 and International dial-in replay number is 402-220-0263.

Amphenol Corporation is one of the world’s leading producers of electronic and fiber optic connectors, cable and interconnect systems.  Amphenol products are engineered and manufactured in the Americas, Europe and Asia and sold by a worldwide sales and marketing organization.  The primary end markets for the Company’s products are communication systems for wired and wireless internet and broadband networks, industrial/automotive and military/aerospace applications.

Statements in this press release which are other than historical facts are intended to be “forward-looking statements” within the meaning of the Securities Exchange Act of

1934, the Private Securities Litigation Reform Act of 1995 and other related laws.  While the Company believes such statements are reasonable, the actual results and effects could differ materially from those currently anticipated.  Please refer to Part I, Item 1 of the Company’s Amended Form 10-K for the year ended December 31, 2002, for some factors that could cause the actual results to differ from estimates.  In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise.

AMPHENOL CORPORATION

FINANCIAL SUMMARY

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003		2002

Sales	$314,798,000	$268,115,000	$897,465,000		$794,956,000

Net income	$28,212,000	$20,666,000	$71,004,000	(1)	$57,862,000

Earnings per share – basic	$.65	$.49	$1.66	(1)	$1.36

Average shares outstanding – basic	43,190,176	42,525,620	42,797,972		42,407,895

Earnings per share – diluted	$.64	$.48	$1.62	(1)	$1.33

Average shares outstanding – diluted	44,268,977	43,420,506	43,820,218		43,438,952

(1)          Includes a one-time charge for expenses incurred in the early extinguishment of debt in the second quarter 2003 of $10,367,000, less tax benefit of $3,525,000, or $.16 per basic and diluted share.

AMPHENOL CORPORATION

CONSOLIDATED STATEMENT OF INCOME

(Unaudited)

(dollars in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002

Net Sales	$314,798	$268,115	$897,465	$794,956
Costs and Expenses:
Cost of sales, excluding depreciation and amortization	208,677	176,063	594,530	525,283

Depreciation and amortization expense	9,133	9,072	27,507	26,012

Selling, general and administrative expense	44,616	38,780	128,626	114,156

Operating income	52,372	44,200	146,802	129,505

Interest expense	(7,179)	(11,482)	(22,997)	(37,178)
Other expenses, net	(2,447)	(1,167)	(5,856)	(3,988)
Expense for early extinguishment of debt			(10,367)

Income before income taxes	42,746	31,551	107,582	88,339

Provision for income taxes	(14,534)	(10,885)	(36,578)	(30,477)

Net income	$28,212	$20,666	$71,004	$57,862

Net income per common share - Basic	$0.65	$0.49	$1.66	$1.36

Average shares outstanding - Basic	43,190,176	42,525,620	42,797,972	42,407,895

Net income per common share - Diluted	$0.64	$0.48	$1.62	$1.33

Average shares outstanding - Diluted	44,268,977	43,420,506	43,820,218	43,438,952

Pro forma net income and earnings per share excluding expense for early extinguishment of debt:

Net income			$71,004
Expense for early extinguishment of debt, net of taxes of $3,525			6,842

Net income excluding expense for early extinguishment of debt			$77,846

Net income per common share - Basic			$1.82

Net income per common share - Diluted			$1.78

AMPHENOL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET
(dollars in thousands)

	Sept. 30, 2003	Dec. 31, 2002
	(Unaudited)
ASSETS

Current Assets:
Cash and short-term cash investments	$16,981	$20,659
Accounts receivable, less allowance for doubtful accounts of $8,935 and $8,812, respectively	159,555	131,252
Inventories	210,770	205,643
Prepaid expenses and other assets	33,125	31,610

Total current assets	420,431	389,164

Land and depreciable assets, less accumulated depreciation of $318,417 and $285,427, respectively	172,294	160,690
Deferred debt issuance costs	7,391	4,382
Goodwill	504,290	486,841
Deferred taxes and other assets	38,852	37,831

	$1,143,258	$1,078,908

LIABILITIES & SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$101,140	$88,533
Accrued interest	3,190	4,957
Accrued salaries, wages and employee benefits	31,616	24,568
Other accrued expenses	48,156	39,493
Current portion of long-term debt	1,168	78,363

Total current liabilities	185,270	235,914

Long-term debt	573,933	565,885
Accrued pension and post employment benefit obligations	98,467	102,418
Deferred taxes and other liabilities	9,046	7,709

Shareholders’ Equity:
Common stock	44	43
Additional paid-in deficit	(246,318)	(274,282)
Accumulated earnings	593,444	522,440
Accumulated other comprehensive loss	(70,628)	(81,219)

Total shareholders’ equity	276,542	166,982

	$1,143,258	$1,078,908